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Exhibit 1

EXECUTION COPY

AMENDMENT NO. 1 TO SECOND
AMENDED AND RESTATED CREDIT AGREEMENT

        This Amendment No. 1 to Second Amended and Restated Credit Agreement (the "Agreement") is made as of the 17th day of October, 2005 between Agnico-Eagle Mines Limited (the "Borrower"), The Bank of Nova Scotia, as co-arranger, administrative agent and technical agent, Société Générale (Canada), as co-arranger and syndication agent, N M Rothschild & Sons Limited, as co-arranger and documentation agent, and the Lenders.

RECITALS:

A.
Reference is made to the second amended and restated credit agreement dated as of December 23, 2004 (the "Credit Agreement") between the Borrower, as borrower, The Bank of Nova Scotia, as co-arranger, administrative agent and technical agent, Société Générale (Canada), as co-arranger and syndication agent, N M Rothschild & Sons Limited, as co-arranger and documentation agent, and each bank and financial institution party thereto, as lenders.

B.
The Borrower owns the Goldex Mine (as defined below) and wishes to include it as Included Property.

C.
The parties wish to amend the Credit Agreement in the manner set forth below.

D.
Section 13.1 of the Credit Agreement provides that certain amendments (including certain of those amendments contemplated hereby) to the Credit Agreement must be made with the written consent of the Unanimous Lenders.

E.
The Lenders party to this Agreement together constitute the Unanimous Lenders.

        NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.
DEFINITIONS.

        All capitalized terms used herein (including in the preamble and recitals above) which are not defined herein shall have the respective meanings given to them in the Credit Agreement.

2.
AMENDMENTS.

        Subject to Section 3 below, the Credit Agreement is amended by:

  (a)
  adding the following definitions to Section 1.1:

    "Goldex Mine" means the Borrower's Goldex mining operations and property located in or around the City of Val-d'Or, Quebec, as presently constituted and as the same may be developed or expanded from time to time in accordance with the Development Plan or otherwise (which property and operations currently include (a) the Mining Assets relating to the Goldex mine, (b) the 22 mining claims comprising the Goldex mine referred to in Schedule 8.1(l) and (c) the immovable property comprising the Goldex mine referred to in Schedule 8.1(l)), and any replacements, substitutions and modifications thereof, together with all applications, surveys, easements, rights of way, rights, titles or interests of every kind and description which the Borrower or its Affiliates have rights to, otherwise own or control, relating to or acquired in connection with one or more of said operations, properties and claims.

    "Mining Claims" means all mining rights and claims, licences, mining leases and concessions and other similar rights and interest forming part of the Mining Properties relating to operating mines.

    "Riddarhyttan" shall mean Riddarhyttan Resources AB (publ), a Swedish corporation, and its successors.

  (b)
  deleting the definition of "Affiliate" in Section 1.1 in its entirety and replacing the definition in Section 1.1 with the following:

    "Affiliate" has the meaning ascribed to that term in the Provisions.

  (c)
  adding the following sentence at the end of the definition of Available Commitment in Section 1.1:

    Notwithstanding the foregoing, for purposes of the commitment fee payable by the Borrower pursuant to Section 4.6, the Available Commitment of each Lender shall at all times be based on the Maximum Facility Amount of US $150,000,000 (as the same is reduced in accordance with Section 5.3 or 5.4), less the Outstanding Advances, without regard to any further reductions contemplated by the definition of Maximum Facility Amount.

  (d)
  deleting the definition of "Hypothec" in Section 1.1 (and the corresponding reference to "(the Hypothec)" in Section 7.1(f)) in its entirety and replacing the definition in Section 1.1 with the following:

    "Hypothec" means the deed of hypothec referred to in Section 7.1(f), together with any and all other deeds of hypothec executed and delivered by the Borrower in favour of the Trustee.

  (e)
  deleting the definition of "Included Property" in its entirety and replacing it with the following:

    "Included Property" means (a) the LaRonde Mine and the Goldex Mine and (b) (i) any other Mine located in a Permitted Jurisdiction, (ii) which Mine is operating to the satisfaction of the Majority Lenders in consultation with their independent consultants, (iii) which Mine is wholly owned, controlled and operated by a Person referred to in clauses (a), (b) or (c) of the definition of Restricted Party, (iv) on which Mine the Administrative Agent, for and on behalf of the Secured Parties, has been granted an exclusive Lien to secure the Senior Secured Indebtedness pursuant to Section 10.2(n), and (v) for which the Administrative Agent has provided the Borrower written notice that such Mine is Included Property pursuant to Section 10.2(n). For purposes of calculating any financial covenant in Section 10.1, Included Property shall be included in the relevant calculations commencing the first full fiscal quarter of the Borrower following such property being determined to be Included Property. Thereafter, the completed fiscal quarters shall be annualized for the relevant property that was determined to be Included Property until four full fiscal quarters have been completed since such property was determined to be Included Property, and then calculations shall be made as otherwise required hereunder.

  (f)
  adding the following at the end of the definition of "Material Subsidiary" in Section 1.1:

    Notwithstanding the foregoing, neither Riddarhyttan nor its Subsidiaries shall be a "Material Subsidiary" until Riddarhyttan or any such Subsidiary has determined by resolution of its board of directors to construct a mine owned or operated by Riddarhyttan or any such Subsidiary. Upon any such determination, each of Riddarhyttan and its Subsidiaries shall be a "Material Subsidiary" to the extent that each such Person would be a Material Subsidiary but for this exclusion.

  (g)
  deleting the definition of "Maturity Date" in Section 1.1 in its entirety and replacing it with the following:

    "Maturity Date" means December 23, 2009, or if such date has been extended in accordance with the terms of Section 5.2, such extended date.

  (h)
  deleting the definition of "Maximum Facility Amount" in Section 1.1 in its entirety and replacing it with the following:

    "Maximum Facility Amount" means US $150,000,000, as the same is reduced in accordance with Section 5.3 or 5.4; provided that if all necessary Permits from applicable Governmental Authorities for the development of the required tailings area for the Goldex Mine, for the operation of the Goldex Mine and to permit all required access to the Goldex Mine, are not obtained by August 31, 2006, "Maximum Facility Amount" shall automatically be reduced to the lesser of (a) US $100,000,000 (such reduction to be effected by reducing each Lender's Commitment on the basis of its Applicable Percentage) and (b) US $100,000,000 less any amounts by which the "Maximum Facility Amount" has been reduced in accordance with Sections 5.3 or 5.4 prior to August 31, 2006 (such reduction to be effected by reducing each Lender's Commitment on the basis of its Applicable Percentage), as the same may be further reduced in accordance with the terms of this Agreement, until such time as the above-referenced Permits are obtained (such increase to be effected by increasing each Lender's Commitment on the basis of its Applicable Percentage).

  (i)
  adding the following at the end of the definition of "Mining Asset" in Section 1.1:

    Notwithstanding the foregoing, none of the Mining Properties or any other present and after-acquired property and assets of Riddarhyttan or its Subsidiaries shall constitute "Mining Assets" until Riddarhyttan or any such Subsidiary has determined by resolution of its board of directors to construct a mine owned or operated by Riddarhyttan or any such Subsidiary. Upon any such determination, all applicable Mining Properties or any other applicable present and after-acquired property and assets of Riddarhyttan and its Subsidiaries shall constitute "Mining Assets" to the extent that they would be Mining Assets but for this exclusion.

  (j)
  adding the following at the end of the definition of "Mining Leases" in Section 1.1:

    Notwithstanding the foregoing, none of the mining leases of Riddarhyttan or its Subsidiaries shall constitute "Mining Leases" until Riddarhyttan or any such Subsidiary has determined by resolution of its board of directors to construct a mine owned or operated by Riddarhyttan or any such Subsidiary. Upon any such determination, all applicable mining leases of Riddarhyttan and its Subsidiaries shall constitute "Mining Leases" to the extent that they would be Mining Leases but for this exclusion.

  (k)
  adding the following at the end of the definition of "Mining Properties" in Section 1.1:

    Notwithstanding the foregoing, none of the lands, premises, Mining Leases, surface leases and rights, mining rights and claims, mining concessions and other interests in real or immoveable property rights to extract surface minerals, now owned or hereafter acquired by Riddarhyttan or its Subsidiaries shall constitute "Mining Properties" until Riddarhyttan or any such Subsidiary has determined by resolution of its board of directors to construct a mine owned or operated by Riddarhyttan or any such Subsidiary. Upon any such determination, all applicable lands, premises, Mining Leases, surface leases and rights, mining rights and claims, mining concessions and other interests in real or immoveable property rights to extract surface minerals, now owned or hereafter acquired by Riddarhyttan and its Subsidiaries shall constitute "Mining Properties" to the extent that they would be Mining Properties but for this exclusion.

  (l)
  deleting the definition of "Monthly Operating Report" in Section 1.1 in its entirety and replacing it with the following:

    "Monthly Operating Report" means a report as to the operations of the LaRonde Mine, the construction, development and operations of the Goldex Mine and the construction, development and operations of any additional Mines constituting Included Property acquired by the Borrower or its Subsidiaries in accordance with this Agreement, and certain other required information, in the form or substantially in the form last delivered to the "Administrative Agent" under the Existing Credit Agreement.

  (m)
  adding the following definition of "Pledge Agreement" to Section 1.1:

    "Pledge Agreement" means any and all deeds of movable hypothec on a specific claim pursuant to the terms of which the Bond is hypothecated in favour of the Secured Parties, therein acting and represented by the Administrative Agent.

  (n)
  deleting the definition of "Restricted Party" in Section 1.1 in its entirety and replacing it with the following:

    "Restricted Party" means (a) the Borrower, (b) each wholly-owned Subsidiary which directly or indirectly wholly owns, controls and operates a Mine and (c) each wholly-owned Subsidiary which directly or indirectly owns a wholly-owned Subsidiary which directly or indirectly wholly owns, controls and operates a Mine; where the Mine directly or indirectly owned by each such Person has been determined to be Included Property.

  (o)
  adding the following as Section 1.7:

    Construction.    This Agreement has been negotiated by each party hereto with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

  (p)
  deleting Section 5.2 in its entirety and replacing it with the following:

  (a)
  Unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2009, unless this Agreement is extended, upon the irrevocable request of the Borrower (which request may be made at its option), with the consent of the Super Majority Lenders, in their sole discretion, for one additional one year term in accordance with this Section 5.2.

  (b)
  A request for an extension of this Agreement must be made by the Borrower (if it wishes to exercise its option to make such request) providing the Administrative Agent with irrevocable written notice of such request at least 60, but not more than 90, days before the fourth anniversary date of the Restatement Date. If the Super Majority Lenders consent to a request for an extension made before the first anniversary of the Restatement Date, then unless due and payable sooner in accordance with this Agreement, all Facility Indebtedness shall be due and payable on December 23, 2010 and all remaining Commitments shall be cancelled at such time.

  (c)
  Upon receipt by the Administrative Agent of a request by the Borrower for an extension of this Agreement, the Administrative Agent shall provide prompt written notice of such request to each Lender. Each Lender's determination of whether or not it consents to such extension shall be made in such Lender's sole discretion. If a Lender has not provided the Administrative Agent with written notice of whether or not such Lender consents to such requested extension 30 days after written notice of such request has been provided by the Administrative Agent to such Lender, such Lender shall be irrevocably deemed to have not consented to such extension.

    (d)
    If the Super Majority Lenders consent to a requested extension of this Agreement pursuant to this Section 5.2, but any Lender does not so consent, the Borrower may require that:

    (i)
    any such dissenting Lender assign its Commitment in accordance with Section 3.3(b) of the Provisions;

    (ii)
    the Commitment of any such dissenting Lender be permitted to terminate at the end of the then current term of this Agreement (with the Maximum Facility Amount reducing by the amount of such Lender's Commitment at that time); or

    (iii)
    such dissenting Lender's Commitments immediately terminate.

        In the case of clause (iii), the Borrower shall immediately repay such Lender its pro rata share of all outstanding Advances, together with all other amounts owing by the Borrower to that Lender under Section 5.5, and upon receipt by such Lender of such amount such Lender's Commitment shall be cancelled (with the Maximum Facility Amount reducing by the amount of such Lender's Commitment at that time). Any assigning Lender or any Lender whose Commitments terminate before the Maturity Date (if extended in accordance with the foregoing provisions) shall, upon such assignment or termination, assign, or cause any of its Affiliates which is a Permitted Hedge Counterparty, to assign, at a price determined in a reasonable manner from market quotations in accordance with customary market practices, all Hedge Agreements it or they hold with the Borrower to the applicable Eligible Assignee or to another Lender or Permitted Hedge Counterparty.

    (e)
    if the Super Majority Lenders do not consent to an extension requested by the Borrower pursuant to the foregoing procedures, all Facility Indebtedness shall, unless due and payable sooner in accordance with this Agreement, be due and payable on the Maturity Date then in effect and all remaining Commitments shall be cancelled at such time.

  (q)
  deleting Section 8.1(l) in its entirety and replacing it with the following;

    Ownership of Mining Properties.    Schedule 8.1(l) is a complete and accurate list of all Mining Properties in which the Borrower or any Material Subsidiary has an interest. Schedule 8.1(l) discloses the nature of the Borrower's and each Material Subsidiary's interests in respect thereof (whether owned, leased, licenced, etc.), together with a description of each applicable lease, claim or licence, as the case may be. All Mining Properties are owned, leased or licenced by the Borrower or such Material Subsidiary, as the case may be, subject only to Permitted Liens. Except as set forth on Schedule 8.1(l) and except for any applicable Permitted Liens, the Borrower and each Material Subsidiary enjoy peaceful and undisturbed possession under all leases, claims, concessions or licences comprising Mining Properties. Except as set forth on Schedule 8.1(l) and except for any applicable Permitted Liens, all of such leases, claims, concessions or licences are valid and subsisting leases, claims, concessions or licences and no default exists under any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

  (r)
  deleting the reference to "January 1, 2004" in Section 10.1(d) and replacing it with a reference to "June 30, 2005";

  (s)
  adding the following as Section 9.1(n):

    forthwith and in any event within 5 days after any of Riddarhyttan or any Subsidiary of Riddarhyttan, has determined by resolution of its board of directors to construct a mine owned or operated by Riddarhyttan or any Subsidiary of Riddarhyttan, the Borrower shall provide written notice thereof to the Administrative Agent;

  (t)
  deleting Section 10.2(l) in its entirety and replacing it with the following:

    Compliance with Development Plan.    The Borrower shall, and shall cause its applicable Material Subsidiaries to, carry on business at, and operate and manage, the Mines constituting Included Property in a manner consistent with the Development Plan, as updated from time to time in accordance with this Agreement, and, where applicable, proceed diligently with the development and maintenance of the Mines constituting Included Property in accordance with the Development Plan as so updated from time to time.

  (u)
  deleting the first sentence of Section 10.2(o) and replacing it with the following:

    The Borrower shall maintain active operating, management and financial control of the LaRonde Mine and the Goldex Mine, shall use commercially reasonable efforts to protect its interest in and to the LaRonde Mine and the Goldex Mine, and shall take no steps to dispose of its rights in and to the LaRonde Mine (or any part thereof) or the Goldex Mine (or any part thereof).

  (v)
  deleting Section 10.2(q) in its entirety and replacing it with the following:

    Concentrate Levels.    The Borrower and its Material Subsidiaries shall at all times be party to contracts, or commitments to enter into contracts, with creditworthy buyers so that at least 50% of anticipated Product (excluding Product from the Goldex Mine), as set out in the Development Plan for any 12 month period will be sold.

  (w)
  adding the following as Section 10.2(u):

    Mining Claims.    Without limiting Sections 10.2(h) and 10.2(i), the Borrower and each Material Subsidiary shall (i) keep all Mining Claims in full force and effect at all times and (ii) without limiting the generality of the foregoing, comply with the provisions of all laws and regulations creating and/or applicable to the Mining Claims except where such non-compliance would not have a Material Adverse Effect. Without limiting Sections 10.2(h) and 10.2(i), the Borrower and each Material Subsidiary shall also do all such actions and works required to be performed on a regular basis or from time to time for the Mining Claims to stay in full force and effect, without the Borrower or the Material Subsidiary holding the rights, title and interest in, to and under such Mining Claims losing the benefit of any such rights, title and interest, and each of the Borrower and each Material Subsidiary shall defend its respective rights, titles and interest in, to and under such Mining Claims against any adverse or competing claims. Each of the Borrower and each Material Subsidiary shall renew, and take all steps necessary to renew such Mining Claims, on or before each renewal date of such Mining Claims.

  (x)
  adding the following as Section 10.2(v):

    Goldex Mine.    The Borrower shall use commercially reasonable efforts to obtain all necessary Permits from applicable Governmental Authorities for the development of the required tailings area for the Goldex Mine, for the operation of the Goldex Mine and to permit all required access to the Goldex Mine, all such Permits to be obtained by July 18, 2006.

  (y)
  deleting Section 10.3(b)(iii) in its entirety and replacing it with the following:

    without duplicating Section 10.3(b)(i), the Borrower may make loans or advances to, or capital contributions in, any Subsidiary, and any Subsidiary may make loans or advances to, or capital contributions in, any other Subsidiary, if, at the time of such loan, advance or capital contribution, the Investment Conditions shall have been satisfied and such loan or capital contribution to, or in, any such Subsidiary is used by such Subsidiary (I) for the purposes set out in, and in accordance with, Section 10.3(b)(vi), (vii), (viii) or (ix) or (II) for operating, exploration, reclamation or capital expenditures of such Subsidiary;

  (z)
  adding the following as subsection (ix) to Section 10.3(c):

    any Indebtedness of the Borrower or any Material Subsidiary of the Borrower of the types referred to in subsections (a) and (b) of the definition of Indebtedness which is incurred in the ordinary course of its business, provided that the aggregate liability, contingent or otherwise, of the Borrower and its Material Subsidiaries under all such Indebtedness does not at any time exceed US $5,000,000 and such Indebtedness is unsecured;

  (aa)
  adding the following after Section 10.3(b)(x):

    The completion of any Investment pursuant to Section 10.3(b) which does not require the delivery to the Administrative Agent to evidence compliance with the respective conditions to such Investment set out herein shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent and the Lenders that all such applicable conditions have been satisfied.

  (bb)
  deleting Section 10.3(g) in its entirety and replacing it with the following:

    Nature of Business.    Neither the Borrower, nor any Material Subsidiary, shall permit any material change to be made in the nature of its business or the business of any Material Subsidiary as carried on at the date hereof (or, if applicable, at the time a Person becomes a Material Subsidiary), which business shall at all times be mining or mining related activities.

  (cc)
  deleting Section 10.3(l) in its entirety and replacing it with the following:

    Transactions with Affiliates.    Neither the Borrower nor any Material Subsidiary shall enter into or conduct any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Material Subsidiary or any holder of 1% or more of any class of such Person's Capital Stock unless any such transaction is upon fair and reasonable terms no less favourable to the Borrower or such Material Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or a holder of 1% or more of any class of its Capital Stock, and is otherwise not restricted or prohibited, and is permitted, under this Agreement. Notwithstanding the foregoing, the Borrower and any Material Subsidiary may enter into and complete any transaction with any Subsidiary of the Borrower or Material Subsidiary and any such Subsidiary may enter into or complete any transaction with any other Subsidiary of the Borrower or Material Subsidiary as permitted under this Agreement; in each case, so long as, with respect to any such transaction (i) no Default has occurred and is continuing or would result therefrom (without duplicating subsection (iv) below); (ii) immediately after giving effect to any such transaction no Material Adverse Effect would be reasonably expected to occur (without duplicating subsection (iv) below); (iii) such transaction does not breach, conflict with or violate any Requirements of Law; and (iv) immediately after giving effect to such transaction, the Borrower shall be in compliance with all covenants set forth in Section 10.1 on a pro forma basis. The completion of any such transaction shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent and the Lenders that all such conditions have been satisfied.

  (dd)
  adding the following as Section 10.3(p):

    Resolution to Construct Mine.    The Borrower shall not permit Riddarhyttan or its Subsidiaries to construct a mine owned or operated by Riddarhyttan or any such Subsidiary unless Riddarhyttan or any such Subsidiary has first resolved to do so by resolution of its board of directors.

  (ee)
  deleting Annex 2 and replacing it with Annex 2 hereto; and

  (ff)
  deleting Schedule 8.1(l) (Mining Properties), Schedule 8.1(m) (Certain Permitted Liens), Schedule 8.1(q) (Permits), Schedule 8.1(t) (Subsidiaries and Capital Stock), Schedule 8.1(u) (Environmental) and Schedule 8.1(dd) (Royalty Agreements) and replacing them with Schedule 8.1(l), Schedule 8.1(m), Schedule 8.1(q), Schedule 8.1(t), Schedule 8.1(u) and Schedule 8.1(dd), respectively, hereto.

3.
CONDITIONS TO EFFECTIVENESS.

        This Agreement shall not become effective until the following conditions are satisfied:

  (a)
  Fees.    The fees referred to in Section 5 hereof shall have been paid by the Borrower.

  (b)
  Due Diligence.    The Lenders shall have conducted due diligence satisfactory to them, in consultation with their independent consultants, on the Goldex Mine. Such review shall include, but not be limited to, an environmental review of the Goldex Mine and the Independent Engineer's review of the Goldex Mine encompassing a risk assessment analysis which analysis confirms, among other things, risk items and associated impacts.

  (c)
  Closing Documents.    The Borrower shall have delivered, or caused to be delivered, the documents, and taken, or caused to be taken, the actions, contemplated by the closing checklist attached hereto as Annex 1.

  Upon completion of the conditions referred to in Sections 3(b) and (c) above, the Administrative Agent will so notify the Borrower in writing.

4.
REPRESENTATIONS AND WARRANTIES.

        In order to induce the Arrangers, the agents and the Lenders to enter into this Agreement, the Borrower represents and warrants as follows:

  (a)
  each representation and warranty of each Restricted Party contained in the Financing Documents is true and correct on the date hereof (where such representation or warranty is qualified by "Material Adverse Effect" or any other "materiality" concept), and in all other cases true and correct in all material respects on the date hereof, as though such representation and warranty had been made on and as of the date hereof (unless such representation and warranty is expressly limited to an earlier date or is no longer true and correct solely as a result of transactions not prohibited by the Financing Documents);

  (b)
  no Material Adverse Change has occurred since the effective date of the last financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 9.1(b) or (c) of the Credit Agreement; and

  (c)
  no Default has occurred and is continuing.

Each representation and warranty made in this Agreement shall survive the execution and delivery of this Agreement.

5.
AMENDMENT FEES.

        The Borrower shall pay an amendment fee equal to US $150,000, such fee to be payable to the Administrative Agent (for distribution to the Lenders on a pro rata basis in accordance with their Commitments in effect immediately prior to the effectiveness of this Agreement). The Borrower shall also pay an amendment fee equal to US $175,000, such fee to be payable to the Administrative Agent (for distribution to the Lenders on a pro rata basis in accordance with their Commitments relating to the increased amount of US $50,000,000 of the Maximum Facility Amount). All such fees shall be fully-earned, non-refundable and payable upon receipt by the Borrower of the notice in writing from the Administrative Agent referred to in Section 3 above.

6.
CONFIRMATION.

        Except to the extent specifically provided herein, nothing herein waives, amends or otherwise alters the Credit Agreement, the Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder or under applicable law, all of which rights and remedies remain in full force and effect. The amendments referred to herein apply only to the specific subject matter hereof, and nothing herein shall constitute an amendment or waiver of, consent to, or shall in any manner affect any of the rights and remedies of the Administrative Agent and the Lenders with respect to, any other matter.

7.
MISCELLANEOUS.

(a)
The Credit Agreement and the Documents shall be read and construed throughout so as to incorporate the provisions of this Agreement.

(b)
This Agreement may be signed in counterparts and transmitted by facsimile, each of which shall be considered an original and all of such counterparts taken together shall constitute one and the same agreement.

(c)
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

(d)
The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

(e)
This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.
ACKNOWLEDGMENT.

        For greater certainty, the Administrative Agent and the Lenders hereby acknowledge that the Borrower has satisfied the terms of subsection 10.3(b)(vii) of the Credit Agreement in its completion of the acquisition of Riddarhyttan Resources AB (publ) and its Subsidiaries.

9.
NOTICE.

        In addition to the foregoing, this Agreement shall also constitute notice by the Borrower pursuant to subsection 9.1(k) of the Credit Agreement that as of October 18, 2005, Riddarhyttan Resources AB (publ), Svenska Koppar AB, Suurikulta AB, Riddar Gold AB and Riddarhyttan Resources Oy will become Subsidiaries of the Borrower.

[execution pages follow]

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

AGNICO-EAGLE MINES LIMITED
By:	(signed) David Garofalo
Name:	David Garofalo
Title:	Vice-President, Finance and Chief Financial Officer

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

THE BANK OF NOVA SCOTIA, as Co-Arranger, Administrative Agent and Technical Agent
By:	(signed) Ray Clarke
Name:	Ray Clarke
Title:	Director
By:	(signed) Derek Tovich
Name:	Derek Tovich
Title:	Associate

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

SOCIÉTÉ GÉNÉRALE (CANADA), as Co-Arranger and Syndication Agent
By:	(signed) David Baldoni
Name:	David Baldoni
Title:	Managing Director
By:	(signed) François Laliberté
Name:	François Laliberté
Title:	Managing Director

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

N M ROTHSCHILD & SONS LIMITED, as Co-Arranger and Documentation Agent
By:	(signed) Nicholas Wood
Name:	Nicholas Wood
Title:	Assistant Director
By:	(signed) David Street
Name:	David Street
Title:	Director

IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

THE BANK OF NOVA SCOTIA
By:	(signed) Ray Clarke
Name:	Ray Clarke
Title:	Director
By:	(signed) Derek Tovich
Name:	Derek Tovich
Title:	Associate

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

SOCIÉTÉ GÉNÉRALE (CANADA)
By:	(signed) David Baldoni
Name:	David Baldoni
Title:	Managing Director
By:	(signed) François Laliberté
Name:	François Laliberté
Title:	Managing Director

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

N M ROTHSCHILD & SONS LIMITED
By:	(signed) Nicholas Wood
Name:	Nicholas Wood
Title:	Assistant Director
By:	(signed) David Street
Name:	David Street
Title:	Director

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

NATIONAL BANK OF CANADA
By:	(signed) Pierre Pichette
Name:	Pierre Pichette
Title:	Vice President
By:	(signed) Rejean Guevremont
Name:	Rejean Guevremont
Title:	Managing Director

        IN WITNESS WHEREOF each of the undersigned has caused this Amendment No. 1 to Second Amended and Restated Credit Agreement to be executed by its duly authorized officer(s) as of the date first written above.

THE TORONTO-DOMINION BANK
By:	(signed) Rohan Appadurai
Name:	Rohan Appadurai
Title:	Vice President & Director

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  Exhibit 1
  EXECUTION COPY
AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT